Exhibit 10.10

DATA DOMAIN, INC.

2929 Campus Drive, Suite 250

San Mateo, CA 94403

June 17, 2003

Frank Slootman

Dear Frank:

Data Domain, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Executive Officer and President, and you will report to the Board of Directors. This is a full-time position. The Company will use all reasonable efforts to cause you (a) to be elected as a member of its Board of Directors as soon as practicable after your employment as President and Chief Executive Officer commences and (b) to be reelected as a member of its Board as long as your employment as President and Chief Executive Officer continues. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $250,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1,743,536 shares of the Company’s Common Stock (the “Option”), which is 8% of Fully Diluted (as defined below). The exercise price per share will be equal to the fair market value per share on the date the Option is granted or on your first day of employment, whichever is later. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2002 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The Option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event

Frank Slootman

June 17, 2003

that your service terminates for any reason before you vest in the shares. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

If the Company is subject to a Change in Control before your service with the Company terminates and you are subject to an Involuntary Termination following such Change in Control, then the then unvested shares subject to the Option will immediately become vested.

“Fully Diluted” means the sum of (a) outstanding capital stock of the Company and the Company’s outstanding options and warrants and other convertible securities and instruments (assuming the conversion or exercise of any convertible or exercisable options, warrants, securities or other instruments then outstanding, whether or not currently convertible or exercisable, and including this option) and (b) the number of shares reserved under any compensatory stock plan adopted by the Company and not yet issued or subject to an outstanding option, both as of the date of your commencement of employment.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated such that your commuting distance to your new office increases by more than 35 miles.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material failure to comply with the Company’s written policies or rules, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (d) gross misconduct. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging you without Cause.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a member of the Board of Directors of the Company.

Frank Slootman

June 17, 2003

7. Severance Pay. If the Company terminates your employment for any reason other than Cause or Permanent Disability, then the Company will continue to pay your base salary for a period of six months following the termination of your employment and you will be vested in your Option as if you had completed an additional six months of employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. However, this Paragraph 7 will not apply unless you (a) resign as a member of the boards of director of the Company and all of its subsidiaries, to the extent applicable, (b) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (c) have returned all Company property.

8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

10. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on June 18, 2003. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before July 21, 2003.

Frank Slootman

June 17, 2003

If you have any questions, please call me at 650-400-6268

Very truly yours,

DATA DOMAIN, INC.

/s/ Scott Sandell
Scott Sandell, Member of the Board of Directors

I have read and accept this employment offer:

/s/ Frank Slootman
Signature of [Name]

Dated:	6-18-03

Attachment

Exhibit A: Proprietary Information and Inventions Agreement